Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul M. Feeney
Executive Vice President, Finance and Chief Financial Officer AEP Industries Inc. (201) 807-2330 feeneyp@aepinc.com

AEP Industries Inc. Appoints Ira M. Belsky to Board of Directors

Sandra Major Appointed Vice President and Secretary of the Company

SOUTH HACKENSACK, N.J., June 8, 2011 – AEP Industries Inc. (Nasdaq: AEPI, the “Company”) today announced that the Company’s Board of Directors expanded the size of the Board from eight to nine directors, six of which are independent, and appointed Ira M. Belsky to the Board. Mr. Belsky will serve as a Class A director and stand for re-election at the 2014 annual meeting of stockholders.

“Ira has led a highly distinguished career and we are pleased to enhance our Board with an independent director of his caliber,” said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. “We appreciate the opportunity to garner new perspectives and recognize the significant value to be gained from Ira’s background in legal and business matters.”

AEP also announced today that Sandra Major has been appointed as Vice President and Secretary of the Company. Ms. Major has been with the Company for 22 years and previously served as Assistant Secretary, Director of Compliance. James Rafferty, formerly Vice President, Secretary and Treasurer, will continue as Vice President and Treasurer.

Mr. Barba continued, “Sandra is a talented executive and has made a number of contributions to AEP over the past 22 years. She has a proven track record of handling critical corporate matters and we will benefit from her expertise as a member of the senior management team.”

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About Ira M. Belsky

Mr. Belsky, 59, is a seasoned executive and attorney. Since his retirement in 2002, he has served as a Trustee of the Board of Education of a local regional high school district board of education for which he currently serves as President. From 1999 through June 2002, he was Executive Vice President, Business Development and Legal Affairs, and a member of the Executive Committee of FreeRide.com L.L.C., an internet-based media business. Prior to that, he served as special counsel to Time Warner Inc.. From 1996 through April 1998, Mr. Belsky served as Senior Vice President, General Counsel and Secretary of Six Flags Entertainment Corporation, a leading national theme park company. Mr. Belsky practiced law with the international law firm O’Melveny & Myers in Los Angeles and New York, where his practice was focused on securities, mergers and acquisitions, and general corporate affairs. Mr. Belsky is a graduate of Stanford Law School and the University of Pennsylvania.

About Sandra Major

Ms. Major, 60, has been the Company’s Director of Compliance and Assistant Corporate Secretary since October 2005. Prior thereto, she was Risk Manager since January 2003 and held various positions with the Company since 1989.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2010 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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